EXHIBIT F

                     Opinion of Counsel





January 14, 2003

Securities and Exchange Commission
450 Fifth Street,
N.W. Washington, D.C.  20549

Re:       Northeast Utilities
      SEC File Number 70-

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities
Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU") and its wholly-owned subsidiary Northeast Nuclear Energy Company ("NNECO"). I have acted as counsel for NU and NNECO (collectively, the "Applicants") in connection with the Application/Declaration on Form U-1 (the "Declaration"). In the Declaration, the Applicants are seeking the approval of the Commission for the payment of dividends to, and/or the repurchase of stock from, NU out of capital or unearned surplus by NNECO (the "Proposed Transactions").

In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, originals or copies certified to my satisfaction of such corporate records of the Applicants, certificates of public officials and of officers of the Applicants, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

The opinions set forth herein are limited to the laws of the State of Connecticut and the federal laws of the United
States.  I am a member of the bar of the State of New York.
I am not a member of the bar of the State of Connecticut, and do not hold myself out as an expert in the laws of such State. In expressing opinions about matters governed by the laws of the State of Connecticut, I have consulted with counsel who are employed by NUSCO and are members of the bar of such State.

Based upon and subject to the foregoing, and assuming that the Proposed Transactions are carried out in accordance with the Declaration, I am of the opinion that, when the Commission shall have entered an order forthwith granting the Declaration:

(a) all State laws applicable to the Proposed Transactions will have been complied with;

(b) each of the Applicants is validly organized and existing under the laws of its state of organization;

(c) NNECO will legally acquire the shares of its stock, if any, repurchased from NU; and

(d) the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by NU or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

Very truly yours,


/s/  Jeffrey C. Miller
Assistant General Counsel